Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

THE NECESSITY RETAIL REIT, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.01 per share(4)	Rule 457(r) Rule 457(c)	6,450,107	$8.02	$51,729,858.14	0.0000927	$4,795.36

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$51,729,858.14		$4,795.36

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$4,795.36

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional number of shares of Class A common stock as may be issued from time to time as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act on the basis of the average of the high and low price paid per share of Class A common stock, as reported on The Nasdaq Global Select Market on April 6, 2022, in accordance with Rule 457(c) under the Securities Act.

(3)	Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3ASR, filed with the Securities and Exchange Commission on August 6, 2021 (File No. 333-258562) (the “Registration Statement”), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act. This paragraph shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement.

(4)	Each share of Class A common stock registered hereunder, if issued prior to the termination of the registrant Rights Agreement, dated as of April 13, 2020 and as amended February 25, 2021, between the Company and the rights agent named therein, includes one preferred stock purchase right which entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Preferred Stock, $0.01 par value per share, for an exercise price of $35.00, once the rights become exercisable, subject to adjustment as provided in the related rights agreement. By the terms of the stockholder rights plan, the preferred stock purchase rights will initially trade with Class A common stock and will generally only become exercisable on the Distribution Date, as defined in the Rights Agreement.